Exhibit 99.1

NATURAL HEALTH TRENDS ANNOUNCES SECOND QUARTER REVENUE ESTIMATE

DALLAS, TX, July 13, 2012 -- Natural Health Trends Corp. (OTCQB: NHTC) announced today that its estimated revenue for the quarter ended June 30, 2012 was $11.0 million, a 52% increase over the comparable period a year ago.  The Company also estimates that its deferred revenue, consisting of unshipped product and unamortized enrollment fees, at June 30, 2012 was $1.6 million, compared to $1.3 million at March 31, 2012.  In the second quarter of 2011, revenue was $7.2 million, with deferred revenue of $2.7 million at June 30, 2011 and $1.6 million at March 31, 2011.  The increase year-on-year was largely due to the Hong Kong market.

For the six months ended June 30, 2012, estimated revenue is $20.1 million, a 62% increase over the comparable period in the prior year.

These results are preliminary and have not been reviewed by the Company’s independent accountants.  Significant updates and revisions may be required before the release of our first quarter results in August.

About Natural Health Trends Corp.

Natural Health Trends Corp. is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the company’s website, www.naturalhealthtrendscorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release do not constitute guarantees of future performance.  Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated.  Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in our Annual Report on Form 10-K filed on March 27, 2012, with the Securities and Exchange Commission.  We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contact:

Natural Health Trends Corp.
investor.relations@nhtglobal.com

SOURCE:  Natural Health Trends Corp.